Exhibit 10.1

THIRD AMENDMENT TO

SHARE PUCHASE AND SALE AGREEMENT

AND OTHER PACTS

THIS SECOND AMENDMENT TO SHARE PURCHASE AGREEMENT AND OTHER PACTS (this “Amendment”) is dated as of June 4, 2020 and is made by and between:

i.

RigNet Serviços de Telecomunicações Brasil Ltda., a limited liability company organized and existing in accordance with the laws of Brazil, with head offices at Av. Rio Branco, 181, 18th floor, room 1901, Centro, Zip Code 20040-007, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the CNPJ/MF under No. 33.2.0773760-3, herein represented by its manager, Mr. Cicero Augusto Oliveira Alencar, Brazilian, widower, accountant, bearer of ID no. 026.938-8 CRC/RJ, enrolled with the CPF/MF under No. 268.425.057-04, resident and domiciled at Rua Cassiano Ricardo, 132, house 102, Ilha de Governador, Zip Code 21920-410, City of Rio de Janeiro, State of Rio de Janeiro (“Buyer”);

ii.

Ricardo Gomes Clemente, Brazilian, married under the partial property regime, businessman, bearer of ID No. 12.813.074-7, issued by IFP/RJ, enrolled with CPF/MF under No. 091.304.257-94, resident and domiciled at Rua Guimarães Natal, 19, apto. 201, Copacabana, Zip Code 22011-090, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Ricardo”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs Ana Laura Caiado Canedo Clemente, Brazilian, Medical Doctor, bearer of ID No. 3776154, enrolled with the CPF/MF under No. 898.680.801-34;

iii.

Pedro Henriques dos Santos Teixeira, Brazilian, married under the partial property regime, businessman, bearer of ID No. 10.805.037-9, issued by IFP/RJ, enrolled with CPF/MF under No. 102.546.347-10, resident and domiciled at Rua Einstein, 88, apto. 204, Barra da Tijuca, Zip Code 22611-240, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Pedro”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs Gabriela Caroli  de Souza, Brazilian, Dentist, bearer of ID No. 20.233.206-0, enrolled with the CPF/MF under No. 106.590.007-41;

iv.

Jorge Luiz de Brito Falcão, Brazilian, single, businessman, bearer of ID No. 11.300.017-8, issued by IFP/RJ, enrolled with CPF/MF under No. 084.355.917-94, resident and domiciled at Av. Padre Antônio José dos Santos, 530, apto. 171W, Brooklin Paulista, Zip Code 04563-01, City of São Paulo, State of São Paulo, Brazil (“Jorge Luiz”);

v.

Hubert Aureo Cerqueira Lima da Fonseca, Brazilian, single, businessman, bearer of ID No. 020.194.946-8, issued by IFP/RJ, enrolled with CPF/MF under No. 098.668.307-80, resident and domiciled at Rua Esteves Junior, 72, apto. 301, Laranjeiras, Zip Code 22231-160, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Hubert”);

vi.

Lélio de Souza Júnior, Brazilian, married under the partial property regime, engineer, bearer of ID No. 14.103.9097-7, issued by IFP/RJ, enrolled with CPF/MF under No. 988.963.346-91, resident and domiciled at Rua Silva Correia, 153, apto. 11, Vila Nova Conceição, Zip Code 04537-040, City of São Paulo, State of São Paulo, Brazil (“Lélio”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs Juliana Vinhoti Marting, Brazilian, Food Engineer, bearer of ID No. 26.352.390-1, issued by SSP/SP, enrolled with the CPF/MF under No. 285.651.958-05;

vii.

DLR2 Investimentos e Participações Ltda., a limited liability company organized and existing in accordance with the laws of Brazil, with head offices at Av. Presidente Vargas, 290, 6th floor, Centro, Zip Code 20091-060, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the CNPJ/MF under No. 17.686.352/0001-45, herein represented by its managers, Mr. Rodrigo de Queiroz Caserta, Brazilian, married under the partial property regime, consultant, bearer of ID No. 09.998.311-6, issued by IFP/RJ, enrolled with CPF/MF under No. 071.623.027-50, resident and domiciled at Rua Volta Redonda, 270, apto. 31, Torre Figueira, Campo Belo, Zip Code 04608-010, City of São Paulo, State of São Paulo, Brazil, and Mr. Denis Del Bianco, Brazilian, married under the partial property regime, consultant, bearer of ID No. 01196243819, issued by DETRAN/RJ, enrolled with CPF/MF under No. 071.651.947-03, resident and domiciled at Rua Moliere, 450, house 15, Vila Sofia, Zip Code 04671-090, City of São Paulo, State of São Paulo, Brazil (“DLR2”);

viii.

Rafael Gomes Clemente, Brazilian, single, engineer, bearer of ID No. 12.055.172-6, issued by IFP/RJ, enrolled with CPF/MF under No. 087.321.187-16, resident and domiciled at Rua Guimarães Natal, 19, apto. 201, Copacabana, Zip Code 22011-090, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Rafael”);

ix.

André Rego Macieira, Brazilian, married, engineer, bearer of ID No. 012.655.008-6, enrolled with CPF/MF under No. 053.662.027-01, resident and domiciled at Rua Roberto Dias Lopes, 59, apto. 301, Leme, Zip Code 22.010-110, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“André”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Tatiana Holanda Cavalcanti Sirimarco Macieira, Brazilian, Lawyer, bearer of ID No. 124193 OAB/RJ, enrolled with the CPF/MF under No. 084.318.467-12;

x.

Juan Pedro Alves Lopes, Brazilian, married, programmer, bearer of ID No. 20.550.697-5, enrolled with CPF/MF under No. 124.212.067-07, resident and domiciled at Rua Carlos de Laet, 67, flat 501, Tijuca, ZIP Code 20.511-210, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Juan”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Jacqueline Abreu do Nascimento Telles Rodrigues Lopes, Brazilian, programmer, bearer of ID No. 20754939-5, enrolled with the CPF/MF under No. 115.341.187-30; and

xi.

Carlos Erich Krämer Neto, Brazilian, married, designer, bearer of ID No. 12484408-5, enrolled with CPF/MF under No. 089.513.687-26, resident and domiciled at Rua Borda do Mato, 298, flat 511, Grajaú, CEP 20.561-208, City of Rio de Janeiro, State of Rio de Janeiro, Brazil (“Carlos”) and also representing his spouse for all purposes of law, including, without limitation, those set forth in article 1,647 of the Civil Code, Mrs. Rosselline Wanderoscky de Oliveira, Brazilian, professor, bearer of ID No. 12317757-8, enrolled with the CPF/MF under No. 055.234.907-09;

Ricardo, Pedro, Jorge Luiz, Hubert, Lélio, DLR2, Rafael, Andre, Juan and Carlos are jointly referred to as the “Sellers”. Ricardo, Pedro, Jorge Luiz and Lelio, in separate, may also be referred to as the “Executive Group”; and, as intervening parties,

xii.

Intelie Soluções em Informática Ltda., a sociedade limitada being transformed into a sociedade anonima organized and existing in accordance with the laws of Brazil, with head offices at Av. Rio Branco, 277, room 301, Centro, Zip Code 20040-009, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the CNPJ/MF under No. 10.454.306/0001-71, herein represented by its managers, Mr. Ricardo Gomes Clemente, qualified above, and Mr. Pedro Henriques dos Santos Teixeira, qualified above (“Intelie Brazil” and together with Intelie USA, the “Company”); and

xiii.

RigNet, Inc., a company organized and existing in accordance with the laws of the State of Delaware, with head offices at 15115 Park Row, Suite 300, Houston, Texas, USA, herein represented by its Chief Executive Officer, Mr. Steven Pickett (“RigNet”)

WHEREAS, the parties hereto entered into that certain Share Purchase and Sale Agreement and Other Facts dated as of January 15, 2018, as previously amended (the “Existing Agreement”).

WHEREAS, the parties hereto desire to enter into this Amendment to adjust and clarify the calculation of the deferred portion of the Purchase Price.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment, the parties agree that the Existing Agreement shall be amended in accordance with the terms and conditions set forth below.

1.Defined Terms.  Capitalized terms used in this Amendment, but not defined herein, shall have the same meaning as such terms have in the Existing Agreement.

2.Definition of “Qualified Change of Control.  A new definition of “Qualified Change of Control” is added to Section 1 of the Existing Agreement as follows: “Qualified Change of Control” means a Change of Control in which the acquiror’s common stock is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market.

3.Payment of the Purchase Price.  Sections 2.3.3 through 2.3.6 of the Existing Agreement are hereby amended to read in their entirety as follows:

2.3.3

On September 23, 2021, a portion of the Purchase Price not to exceed US$ 4,500,000.00 (four million five hundred thousand US Dollars) shall be paid by Buyer and delivered to Sellers in Brazil as set forth in Section 2.3.6 provided the conditions of Section 3.1.2 below are met (“Second Earn-out Purchase Price Payment”).

2.3.4

On September 23, 2021, a portion of the Purchase Price not to exceed US $ 7,500,000.00 (seven million five hundred thousand US Dollars) shall be paid by Buyer and delivered to Sellers in Brazil as set forth in Section 2.3.6 provided the conditions of Section 3.1.3 below are met (“Third Earn-out Purchase Price Payment”).

2.3.5

On September 23, 2021, a portion of the Purchase Price not to exceed US $ 2,000,000.00 (two million US Dollars) shall be paid by Buyer and delivered to Sellers in Brazil as set forth in Section 2.3.6 provided the conditions of Section 3.1.4 below are met (“Fourth Earn-out Purchase Price Payment”).

2.3.6

Payment of the Stock Initial Purchase Price Payment and the First Earn-out Purchase Price Payment shall be made in that number of shares of Stock based on the 20 (twenty) day VWAP immediately prior to the third Business Day before the Closing Date or before the applicable anniversary of the Closing Date, as the case may be.

2.3.6.1

If no Qualified Change of Control has occurred between the Closing Date and September 23, 2021, then the Second Earn-out Purchase Price Payment, the Third Earn-out Purchase Price Payment and the Fourth Earn-out Purchase Price Payment shall be made in that number of shares of Stock based on the 20 (twenty) days VWAP ending September 16, 2021.  In the event that issuing shares of Stock requires Company to have a stockholder vote to authorize such issuance, Company agrees to use its commercially reasonable efforts to expedite such approval and to hold a stockholder meeting prior to September 23, 2021 for purposes of such vote.

2.3.6.2

If a Qualified Change of Control has occurred between the Closing Date and September 23, 2021 then (i) the Second Earn-out Purchase Price Payment will be paid within thirty (30) days of the closing of the Qualified Change of Control in cash or stock of the acquiror (at the acquiror’s option) with the number of shares of common stock of the acquiror based on the 20 (twenty) days VWAP ending three business days before the date of issuance, and (ii) the Third Earn-out Purchase Price Payment and the Fourth Earn-out Purchase Price Payment shall be made in that number of shares of common stock of the acquiror based on the 20 (twenty) days VWAP ending September 16, 2021.

2.3.6.3

If a Change of Control, which is not a Qualified Change of Control, has occurred between the Closing Date and September 23, 2021, then (i) the Second Earn-out Purchase Price Payment will be paid within thirty (30) days of closing of the Change of Control in cash, and (ii) the Third Earn-out Purchase Price Payment and the Fourth Earn-out Purchase Price Payment shall be made in cash on September 23, 2021.

3.Restrictions on the Purchase and Sale of Stock.  Section 2.4 of the Existing Agreement is

hereby amended to read in its entirety as follows:

2.4

Restrictions on the Purchase and Sale of Stock.  Sellers agree that the Stock received from Buyer pursuant to Sections 2.3.1 (ii), and 2.3.2 through 2.3.5 shall be subject t the legend set forth in Section 5.8.5 below providing for Sellers’ restriction on the transfer of the Stock (“Legend”).  For Section 2.3.1(ii), the first paragraph of the Legend shall be limited to a portion of the stock described in Section 2.3.1(ii) corresponding, at the time such stock is delivered, to USD 2.75 million, and will remain in full force and effect for a period of 12 (twelve) months after Closing, being automatically released afterwards, except as provided herein.  For Section 2.3.2 through 2.3.5, the Legend shall remain in full force and effect on the totality of the Stock for a period from issuance until September 23, 2021, and, except as provided herein, the Company shall cause the Legend to be removed by the transfer agent immediately upon termination of such period, regardless of any prior request or notice from Sellers.  After the periods above, the Legend shall be removed from such Stock except with respect to that number of shares of Stock in the amount necessary to satisfy all Losses derived from an Indemnification Claim Notice, pursuant to the terms of Sections 8.4 and 8.7.  In case of a Loss confirmed under the procedures of Section 8.4, et. seq., of this Agreement, Buyer and RigNet shall be entitled to cancel that number of shares of the Stock in the amount based on the 20 (twenty) day VWAP immediately prior to the third Business Day prior to the confirmation date, necessary to satisfy the Loss.

2.4.1.

In addition to the Legend in Section 2.4, above, all Stock issued pursuant to Sections 2.3.1(ii), and 2.3.2 through 2.3.5 shall be subject to the Legend in Section 5.8.5 with respect to the US Federal Securities Laws.

2.4.2

The first paragraph of the Legend shall remain in full force and effect until September 23, 2021 unless annual Total SaaS Revenue targets set forth in Section 3 below are met at any time during each of the periods following the Closing Date, then such Legend will be removed and each Seller may sell, subject to all applicable Laws, a number of shares of Stock, subject to any limitation as a result of an Indemnification Claim Notice as follows:

In year 1, if and when the Total SaaS Revenue target is met, each Seller may sell up to 1/6 of the Stock such Seller received at the Closing;

In year 2, if and when the Total SaaS Revenue target is me, each Seller may sell up to an additional 1/3 of Stock such Seller received at the Closing;

Prior to September 23, 2021, if any when the Total SaaS Revenue target set forth in Section 3.1.3 is met, each Seller may sell up to an additional ½ of Stock such Seller received at the Closing.

After September 23, 2021, Sellers may transfer such Stock without regard to the transfer restrictions in this Section 2.4.

4.Earn-Out Portion of the Purchase Price.  Sections 3.1.2 through 3.1.4 of the Existing Agreement are hereby amended to read in its entirety as follows:

3.1.2 The Parties agree that the Second Earn-out Purchase Price Payment provided for in Section 2.3.3 shall be equal to $4,404,061.92.  The Parties agree that certain revenues were credited for the Second Earn-out Purchase Price Payment which were not included in RigNet’s consolidated revenues for such period.  The Parties agree that these revenues will not also be credited for any other Purchase Price Payment, regardless if they are later recognized in RigNet’s consolidated revenues.

3.1.3.The Third Earn-out Purchase Price Payment provided for in Section 2.3.4 will be calculated using a performance period that begins on March 1, 2020 and ends on August 31, 2021.  The Third Earn-out Purchase Price Payment provided for in Section 2.3.4 shall be paid by Buyer to Sellers in the event that the actual Total SaaS Revenue is equal or exceeds US$ 6,865,000 (six million eight hundred sixty five thousand U.S. Dollars).  To qualify, Incremental SaaS Revenue during this period must be (i) recognized pursuant to contracts with minimum term of two years (including the term and revenue recognized from the relevant customer pursuant to a proof of concept or other trial period contract provided the customer paid for such proof of concept or other trial); or (ii) received during such third earn out period attributable to new customers during such third earn out period.

3.1.4.The Fourth Earn-out Purchase Price Payment provided for in Section 2.3.5 shall be paid by Buyer to Sellers equal to 50% of the amount by which the cumulative Total SaaS Revenues for period from the Closing Date until August 31, 2021 exceeds US$ 10,000,000.00 (ten million). For purposes of such payment, if such cumulative Total SaaS Revenues exceeds US$ 14,000,000.00 for such period, the portion that exceeds such amount will not be considered in the calculation.

5.Partial Achievement of Earn-out Targets.  Section 2.4 of the Existing Agreement is hereby amended to read in its entirety as follows, “In the event that 75% or more of the Total SaaS Revenue amounts attributable to each twelve-month period is achieved, then the amount payable to Sellers for that period shall be multiplied by such percentage.  No Earn-out Amounts shall be due if the Company achieves less than 75% (seventy-five percent) of the Earn-out Amounts.

6.Reorganization Proceedings.  In the event that RigNet files a proceeding under the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, then RigNet shall use its commercially reasonable efforts to ensure that the commitments made pursuant to Section 2.3 of the Existing Agreement, as amended by this Amendment, shall be preserved as a result of such proceeding.  The Sellers acknowledge that such commitment may not be enforceable under the Bankruptcy Code of the United States, but reflects RigNet’s opinion regarding the centrality of the Company to its ongoing business prospects.

7.Miscellaneous.  With the exception of the matters set forth in this Amendment, the Existing Agreement remains in full force and affect.  In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Existing Agreement, the terms of this Amendment shall control and govern.  Except as expressly modified by this Amendment, all other terms and conditions of the Existing Agreement are hereby ratified and affirmed.  The Parties acknowledge that the Existing Agreement as amended by this Amendment.

INWITNESS WHEREOF, the foregoing Second Amendment to Share Purchase and Sale Agreement is dated as of the date and year first written above.

/s/ Ricardo Gomes Clemente__________ Ricardo Gomes Clemente	/s/ Pedro Henriques S. Teixeira_________ Pedro Henriques S. Teixeira
/s/ Jorge Luiz de Brito Falcão__________ Jorge Luiz de Brito Falcão	/s/ Hubert A. C. Lima da Fonseca_______ Hubert A. C. Lima da Fonseca
/s/ Lelio de Souza Junior______________ Lelio de Souza Junior	/s/ Lelio de Souza Junior /s/ Rodrigo Caserta DLR2 Investimentos e Participações Ltda.
/s/ Rafael Gomes Clemente____________ Rafael Gomes Clemente	/s/ Juan Pedro Alves Lopes_____________ Juan Pedro Alves Lopes /s/ Carlos Erich Krämer Neto ___________ Carlos Erich Krämer Neto
/s/ Andre Rego Macieira ______________ Andre Rego Macieira	/s/ Ed Traupman _____________________ RigNet Serviços de Telecomunicações Brasil, Ltda.

/s/ Lelio de Souza Junior    __________/s/ Brad Eastman _______________________

Intelie Soluções em Informática S.A.RIGNET, INC.

Witnesses:

1)_/s/ Egbert Clarke___________________ Name: RG: CPF:	2)/s/ Steve Pickett _____________________ Name: RG: CPF:

Spouses:

/s/ Ana Laura Caiado Canedo Clemente__ Ana Laura Caiado Canedo Clemente	/s/ Gabriel Caroli de Souza____________ Gabriel Caroli de Souza
/s/ Rosselline Wanderoscky de Oliveira__ Rosselline Wanderoscky de Oliveira	/s/ Tatiana Holanda Cavalcanti Soromarco Macieira Tatiana Holanda Cavalcanti Soromarco Macieira
/s/ Jacqueline Abreu do Nascimento Telles Rodrigues Lopes Jacqueline Abreu do Nascimento Telles Rodrigues Lopes	/s/ Juliana Vinhoti Martins ____________ Juliana Vinhoti Martins